EXHIBIT 10(j)
PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN
(as amended and restated effective October 12, 2005)
2007 MASTER RESTRICTED STOCK UNIT AWARD AGREEMENT
     1. Grant of Restricted Stock Units. This 2007 Master Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of the Restricted Stock Units (the “Award”) granted to you by the Governance and Compensation Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 12, 2005 (the “Plan”), as described on your Award Notice. The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference and made a part of this Award Agreement. The capitalized terms used in this Award Agreement are defined in the Plan.
     2. Restriction and Vesting. Subject to the terms set forth in this Award Agreement and the Plan, and provided that you are still an employee of the Company at that time, 20 percent of the Shares, as set forth on your Award Notice, represented by the Award will vest on each of the first, second, third, fourth and fifth anniversaries of the date of grant, July 17, 2007, (each, a “Vesting Date”). If your employment terminates before a Vesting Date, including, but not limited to, Retirement, then the unvested portion of the Award shall be forfeited and cancelled immediately. If your employment terminates due to death or Disability, your Award shall immediately become 100% vested.
     3. Nature of Units. The Units represent book-keeping entries only, and constitute the Company’s unfunded and unsecured promise to issue shares of Common Stock to you on a future date. As a holder of Units, you have no rights other than the rights of a general creditor of the Company.
     4. Issuance of Shares. The Company shall, provided that the conditions to vesting specified in Section 2 of this Award Agreement are satisfied, issue a certificate or certificates for Shares representing the vested portion of the Award as promptly as practicable following each Vesting Date.
     5. Rights as a Stockholder. Prior to the Vesting Date, you will not have any of the rights of a stockholder with respect to the Shares to be issued on vesting of the Units, including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such shares from time to time and the right to vote (in person or by proxy) such shares at any meeting of stockholders of the Company.
     6. Restrictions on Transfer of Shares. Units awarded under the Plan, may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged or encumbered in any way prior to the Vesting Date or the date the Shares are issued, whichever is later, whether by operation of law or otherwise, except by will or the laws of descent and distribution. After the Vesting Date, the Shares may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.
     7. Restrictions on Issuance of Shares. If at any time the Company determines that listing, registration or qualification of the Shares covered by the Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the Award or the issuance of certificate(s) for Shares hereunder, such Award or issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.
     8. Withholding. The vesting of the Award is conditioned upon your making arrangements satisfactory to the Company for the payment to the Company of the amount of all taxes required by any governmental authority to be withheld and paid over by the Company or any Affiliate to the governmental authority on account of such vesting. The payment of such withholding taxes to the Company may be made (i) by you in cash or by check, (ii) subject to the consent of the Company and in accordance with any guidelines established by the Committee, by the Company retaining the number of the Shares that would otherwise be delivered to you upon vesting that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid, or (iii) by the Company or any Affiliate withholding such taxes from any other compensation owed to you by the Company or any Affiliate. Unless you make arrangements prior to vesting to pay withholdings taxes in cash or by check, or to have such withholding taxes withheld from other compensation owed to you by the Company or any Affiliate, then at the time of vesting, the Company shall have the right to retain the number of the Shares that would otherwise be delivered to you upon vesting that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid.
     9. Limitation of Rights. Neither the Plan, the granting of the Award, the Award Notice nor this Award Agreement gives you any right to remain in the employment of the Company or any Affiliate.
     10. Rights of Company and Affiliates. This Award Agreement does not affect the right of the Company or any Affiliate to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, Shares or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.
     11. Plan Controls. In the event of any conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan will be controlling and determinative.
     12. Amendment. Except as otherwise provided by the Plan, the Company may only alter, amend or terminate the Award with your consent.

     13. Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.
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